Exhibit 99.1

Burlington Stores, Inc. Reports Fourth Quarter and Full Year 2023 Results

o
On a GAAP 14-week basis, total sales increased 14%, net income was $227 million, and diluted EPS was $3.53
o
On a non-GAAP 13-week basis, excluding certain expenses associated with the acquisition of Bed Bath & Beyond leases (as applicable):
•
Comparable store sales increased 2%, ahead of guidance for -2% to 0%
•
Adjusted EBIT margin increased 110 basis points, well over guidance for an increase of 0 to 40 basis points
•
Adjusted EPS increased 25% to $3.69, well above guidance of $3.10 to $3.25
o
On a GAAP 53-week basis, total sales increased 12%, net income was $340 million, and diluted EPS was $5.23
o
Introducing outlook for FY24 Adjusted EPS of $7.00-$7.60, an increase of 12% to 22% over FY23 on a 52-week basis; guidance excludes certain expenses associated with the acquisition of Bed Bath & Beyond leases

BURLINGTON, New Jersey; March 7, 2024 — Burlington Stores, Inc. (NYSE: BURL) (the “Company”), a nationally recognized off-price retailer of high-quality, branded apparel, footwear, accessories, and merchandise for the home at everyday low prices, today announced its results for the 14 weeks and 53 weeks ended February 3, 2024 and, for purposes of comparison, for the 13 weeks and 52 weeks ended January 27, 2024. The comparable prior-year periods included 13 weeks and 52 weeks, respectively.

Michael O’Sullivan, CEO, stated, “Our performance in the fourth quarter exceeded our guidance. On a 13-week basis, total sales increased 10%, comparable store sales grew 2%, adjusted operating margin expanded by 110 basis points, and adjusted EPS increased 25%.”

Mr. O’Sullivan continued, “This completed a strong year for our business. On a 52-week basis, comparable store sales grew 4%, adjusted operating margin improved 130 basis points, and adjusted EPS increased 46%. We hit a major milestone, opening our 1000th store, and we significantly strengthened our pipeline for new store openings through the previously announced acquisition of Bed Bath & Beyond leases.”

Mr. O’Sullivan continued, “Looking ahead to 2024, we remain confident in the comparable store sales and margin assumptions we shared in November. There is a lot of uncertainty in the external environment, so we are planning our business flexibly, and we are ready to chase if the sales trend is stronger.”

Mr. O’Sullivan continued, “Although it makes sense to be cautious in the short term, we are very excited about the long-term outlook for our business. As discussed in November, we believe we have the potential to reach $16 billion in total sales and $1.6 billion in adjusted operating income in the next five years.”

Fiscal 2023 Fourth Quarter Operating Results

•
Total sales increased 14% on a 14-week basis compared to the 13-week period last year to $3,121 million. On a 13-week basis, total sales increased 9% to $2,983 million, while comparable store sales increased 2%.
•
Gross margin on a 14-week basis was $1,333 million. On a 13-week basis, gross margin expanded by 190 basis points to 42.6% versus last year’s gross margin of 40.7%. On a 13-week basis, merchandise margins increased 140 basis points and freight improved by 50 basis points.
•
Product sourcing costs, which are included in selling, general and administrative expenses (SG&A), were $210 million on a 14-week basis. On a 13-week basis, product sourcing costs were $197 million vs. $187 million last year. Product sourcing costs include the costs of processing goods through the Company’s supply chain and buying costs.
•
SG&A was $931 million on a 14-week basis. Adjusted SG&A, on a 13-week basis, was 22.7% as a percentage of net sales vs. 21.7% last year.
•
The effective tax rate was 27.5% on a 14-week basis vs. 26.2% during the 13-week period last year. On a 13-week basis, the Adjusted Effective Tax Rate was 25.7% vs. 25.3% last year.
•
Net income was $227 million, or $3.53 per share on a 14-week basis vs. $185 million, or $2.83 per share for the 13-week period last year. On a 13-week basis, Adjusted Net Income, excluding approximately $4 million of expenses, net of tax, associated with the acquisition of Bed Bath & Beyond leases, was $238 million, or $3.69 per share vs. $194 million, or $2.96 per share last year.
•
Diluted weighted average shares outstanding amounted to 64.4 million during the quarter compared with 65.4 million during the fourth quarter of Fiscal 2022.
•
Adjusted EBITDA, on a 13-week basis, excluding approximately $6 million of expenses associated with the acquisition of Bed Bath & Beyond leases, was $412 million vs. $342 million last year, an increase of 130 basis points as a percentage of sales. Adjusted EBIT, on a 13-week basis, excluding approximately $6 million of expenses associated with the acquisition of Bed Bath & Beyond leases, was $330 million vs. $274 million last year, an increase of 110 basis points as a percentage of sales.

Full Year Fiscal 2023 Results

•
On a 53-week basis, total sales increased 12% compared to the 52-week period last year. Net income increased 48%, or $110 million, to $340 million, or $5.23 per share vs. $3.49 per share last year, an increase of 50%.

•
On a 52-week basis, total sales increased 10% compared to the same period last year. Excluding approximately $18 million of expenses associated with the acquisition of Bed Bath & Beyond leases, Adjusted EBIT increased 39%, or $166 million, to $596 million, Adjusted Net Income increased 44%, or $124 million, to $405 million, and Adjusted EPS was $6.24 vs. $4.26, an increase of 46%.

Inventory

•
Merchandise inventories at Fiscal 2023 year-end were $1,088 million vs. $1,182 million at the end of Fiscal 2022. Comparable store inventories decreased 5%. Reserve inventory was 39% of total inventory at the end of Fiscal 2023 compared to 48% at the end of Fiscal 2022.

Liquidity and Debt

•
The Company ended the fourth quarter of Fiscal 2023 with $1,634 million in liquidity, comprised of $925 million in unrestricted cash and $709 million in availability on its ABL facility. The Company ended the fourth quarter with $1,409 million in outstanding total debt, including $937 million on its term loan facility, $453 million in convertible notes, and no borrowings on the ABL facility.

Common Stock Repurchases

•
During the fourth quarter the Company repurchased 605,311 shares of its common stock under its share repurchase program for $103 million. As of the end of the fourth quarter, the Company had $500 million remaining on its current share authorization, which expires in August 2025.

Outlook

For Fiscal 2024 (the 52-weeks ending February 1, 2025), the Company expects:

•
Total sales to increase in the range of 9% to 11% on top of the 10% increase for the 52-weeks ended January 27, 2024; this assumes comparable store sales will increase in the range of 0% to 2%, on top of the 4% increase for the 52-weeks ended January 27, 2024;
•
Capital expenditures, net of landlord allowances, to be approximately $750 million;
•
To open approximately 100 net new stores;
•
Depreciation & amortization to be approximately $350 million;
•
Adjusted EBIT margin to increase in the range of 10 to 50 basis points versus the 52 weeks ended January 27, 2024; this Adjusted EBIT margin increase excludes approximately $9 million of anticipated expenses related to the acquired Bed Bath & Beyond leases in Fiscal 2024 versus $18 million incurred in Fiscal 2023;
•
Net interest expense to be approximately $43 million;

•
The Adjusted Effective Tax Rate to be approximately 27%; and
•
Adjusted EPS in the range of $7.00 to $7.60, which excludes $0.11, net of tax, of anticipated expenses, associated with the acquired Bed Bath & Beyond leases. This assumes a fully diluted share count of approximately 64 million shares.

For the first quarter of Fiscal 2024 (the 13-weeks ending May 4, 2024), the Company expects:

•
Comparable store sales to increase 0% to 2%, on top of the 4% increase during the first quarter of Fiscal 2023;
•
Adjusted EBIT margin to increase in the range of 20 to 60 basis points; this Adjusted EBIT margin increase excludes approximately $8 million of anticipated expenses related to the acquired Bed Bath & Beyond leases;
•
An Adjusted Effective Tax Rate of approximately 29%; and
•
Adjusted EPS in the range of $0.95 to $1.10, as compared to $0.84 of Adjusted EPS last year; this excludes $0.09, net of tax, of anticipated expenses related to the acquired Bed Bath & Beyond leases.

The Company has not presented a quantitative reconciliation of the forward-looking non-GAAP financial measures set out above to their most comparable GAAP financial measures because it would require the Company to create estimated ranges on a GAAP basis, which would entail unreasonable effort. Adjustments required to reconcile forward-looking non-GAAP measures cannot be predicted with reasonable certainty but may include, among others, costs related to debt amendments, loss on extinguishment of debt, and impairment charges, as well as the tax effect of such items. Some or all of those adjustments could be significant.

Note Regarding Non-GAAP Financial Measures

The foregoing discussion of the Company’s operating results includes references to Adjusted SG&A, Adjusted EBITDA, Adjusted Net Income, Adjusted Earnings per Share (or Adjusted EPS), Adjusted EBIT (or Adjusted Operating Income), Adjusted EBIT Margin (Adjusted Operating Margin), and Adjusted Effective Tax Rate. The Company believes these supplemental measures are useful in evaluating the performance of its business and provide greater transparency into its results of operations. In particular, the Company believes that excluding certain items that may vary substantially in frequency and magnitude from what it considers to be its core operating results are useful supplemental measures that assist investors in evaluating its ability to generate earnings and leverage sales, and to more readily compare core operating results between past and future periods. These non-GAAP financial measures are defined and reconciled to the most comparable GAAP measures later in this document.

Fourth Quarter 2023 Conference Call

The Company will hold a conference call on March 7, 2024 at 8:30 a.m. ET to discuss the Company’s fourth quarter and fiscal 2023 results. The U.S. toll free dial-in for the conference call is 1-800-715-9871 (passcode:

9287827) and the international dial-in number is 1-646-307-1963. A live webcast of the conference call will also be available on the investor relations page of the Company's website at www.burlingtoninvestors.com.

For those unable to participate in the conference call, a replay will be available after the conclusion of the call on March 7, 2024 beginning at 11:30 a.m. ET through March 14, 2024 11:59 p.m. ET. The U.S. toll-free replay dial-in number is 1-800-770-2030 and the international replay dial-in number is 1-609-800-9909. The replay passcode is 9287827.

About Burlington Stores, Inc.

Burlington Stores, Inc., headquartered in New Jersey, is a nationally recognized off-price retailer with Fiscal 2023 net sales of $9.7 billion. The Company is a Fortune 500 company and its common stock is traded on the New York Stock Exchange under the ticker symbol “BURL.” The Company operated 1007 stores as of the end of Fiscal 2023, in 46 states, Washington D.C. and Puerto Rico, principally under the name Burlington Stores. The Company’s stores offer an extensive selection of in-season, fashion-focused merchandise at up to 60% off other retailers' prices, including women’s ready-to-wear apparel, menswear, youth apparel, baby, beauty, footwear, accessories, home, toys, gifts and coats.

For more information about the Company, visit www.burlington.com.

Investor Relations Contacts:

David J. Glick

Daniel Delrosario

855-973-8445
Info@BurlingtonInvestors.com

Allison Malkin

ICR, Inc.

203-682-8225

Safe Harbor for Forward-Looking and Cautionary Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included in this release, including those about our potential performance in the next five years, the external environment, as well as statements describing our outlook for future periods, are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. We do not undertake to publicly update or revise our forward-looking statements, except as required by law, even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized. If we do update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements. All forward-looking statements are subject to risks and uncertainties that may cause actual events or results to differ materially from those we expected, including general economic conditions, such as inflation, and the domestic and international political situation and the related impact on consumer confidence and spending; competitive factors, including the scale and potential consolidation of some of our competitors, rise of e-commerce spending, pricing and promotional activities of major competitors, and an increase in competition within the markets in which we compete; seasonal fluctuations in our net sales, operating income and inventory levels; the reduction in traffic to, or the closing of, the other destination retailers in the shopping areas where our stores are located; our ability to identify changing consumer preferences and demand; our ability to meet our environmental, social or governance (“ESG”) goals or otherwise expectations of our stakeholders with respect to ESG matters; extreme and/or unseasonable weather conditions caused by climate change or otherwise adversely impacting demand; effects of public health crises, epidemics or pandemics; our ability to sustain our growth plans or successfully implement our long-range strategic plans; our ability to execute our opportunistic buying and inventory management process; our ability to optimize our existing stores or maintain favorable lease terms; the availability, selection and purchasing of attractive brand name merchandise on favorable terms; our ability to attract, train and retain quality employees and temporary personnel in sufficient numbers; labor costs and our ability to manage a large workforce; the solvency of parties with whom we do business and their willingness to perform their obligations to us; import risks, including tax and trade policies, tariffs and government regulations; disruption in our distribution network; our ability to protect our protect our information systems against service interruption, misappropriation of data, breaches of security, or other cyber-related attacks; risks related to the methods of payment we accept; the success of our advertising and marketing programs in generating sufficient levels of customer traffic and awareness; damage to our corporate reputation or brand; impact of potential loss of executives or other key personnel; our ability to comply with existing and changing laws, rules, regulations and local codes; lack of or insufficient insurance coverage; issues with merchandise safety and shrinkage; our ability to comply with increasingly rigorous privacy and data security regulations; impact of legal and regulatory proceedings relating to us; use of social media by us or by third parties our direction in violation of applicable laws and regulations; our ability to generate sufficient cash to fund our operations and service our debt obligations; our ability to comply with covenants in our debt agreements; the consequences of the possible conversion of our convertible notes; our reliance on dividends, distributions and other payments, advance and transfers of funds from our subsidiaries to meet our obligations; the volatility of our stock price; the impact of the anti-takeover provisions in our governing documents; impact of potential shareholder activism; and each of the factors that may be described from time to time in our filings with the U.S. Securities and Exchange Commission, including under the heading “Risk Factors” in our most recent Annual Report on Form 10-K. For each of these factors, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.

BURLINGTON STORES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

(All amounts in thousands, except per share data)

	Three Months Ended		Fiscal Year Ended
	February 3,	January 28,	February 3,	January 28,
	2024	2023	2024	2023
	(14 Weeks)		(53 Weeks)
REVENUES:
Net sales	$3,121,061	$2,739,085	$9,708,973	$8,684,545
Other revenue	5,297	5,198	18,494	18,059
Total revenue	3,126,358	2,744,283	9,727,467	8,702,604
COSTS AND EXPENSES:
Cost of sales	1,788,399	1,625,375	5,584,060	5,171,715
Selling, general and administrative expenses	930,579	784,599	3,288,315	2,877,356
Costs related to debt amendments	—	—	97	—
Depreciation and amortization	87,315	68,491	307,064	270,398
Impairment charges - long-lived assets	—	3,846	6,367	21,402
Other income - net	(13,333)	(8,074)	(40,882)	(26,907)
Loss on extinguishment of debt	—	—	38,274	14,657
Interest expense	19,829	19,020	78,399	66,474
Total costs and expenses	2,812,789	2,493,257	9,261,694	8,395,095
Income before income tax expense	313,569	251,026	465,773	307,509
Income tax expense	86,111	65,826	126,124	77,386
Net income	$227,458	$185,200	$339,649	$230,123

Diluted net income per common share	$3.53	$2.83	$5.23	$3.49

Weighted average common shares - diluted	64,425	65,385	64,917	65,901

BURLINGTON STORES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(All amounts in thousands)

	February 3,	January 28,
	2024	2023
ASSETS
Current assets:
Cash and cash equivalents	$925,359	$872,623
Restricted cash and cash equivalents	—	6,582
Accounts receivable—net	74,361	71,091
Merchandise inventories	1,087,841	1,181,982
Assets held for disposal	23,299	19,823
Prepaid and other current assets	216,164	131,691
Total current assets	2,327,024	2,283,792
Property and equipment—net	1,880,325	1,668,005
Operating lease assets	3,132,768	2,945,932
Goodwill and intangible assets—net	285,064	285,064
Deferred tax assets	2,436	3,205
Other assets	79,223	83,599
Total assets	$7,706,840	$7,269,597

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$956,350	$955,793
Current operating lease liabilities	411,395	401,111
Other current liabilities	647,338	541,413
Current maturities of long term debt	13,703	13,634
Total current liabilities	2,028,786	1,911,951
Long term debt	1,394,942	1,462,072
Long term operating lease liabilities	2,984,794	2,825,292
Other liabilities	73,793	69,386
Deferred tax liabilities	227,593	205,991
Stockholders' equity	996,932	794,905
Total liabilities and stockholders' equity	$7,706,840	$7,269,597

BURLINGTON STORES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(All amounts in thousands)

	Fiscal Year Ended
	February 3,	January 28,
	2024	2023
	(53 Weeks)
OPERATING ACTIVITIES
Net income	$339,649	$230,123
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	307,064	270,398
Deferred income taxes	20,663	(25,431)
Loss on extinguishment of debt	38,274	14,657
Non-cash stock compensation expense	83,948	67,480
Non-cash lease expense	(7,724)	(523)
Cash received from landlord allowances	14,585	23,137
Changes in assets and liabilities:
Accounts receivable	(4,464)	(13,012)
Merchandise inventories	94,141	(160,974)
Accounts payable	(21,953)	(125,006)
Other current assets and liabilities	(3,699)	289,682
Long term assets and liabilities	3,651	(360)
Other operating activities	4,600	26,214
Net cash provided by operating activities	868,735	596,385
INVESTING ACTIVITIES
Cash paid for property and equipment	(492,644)	(447,393)
Lease acquisition costs	(24,640)	(3,710)
Proceeds from sale of property and equipment and assets held for sale	13,539	27,961
Net cash used in investing activities	(503,745)	(423,142)
FINANCING ACTIVITIES
Principal payments on long term debt—Term B-6 Loans	(9,614)	(9,614)
Proceeds from long term debt— 2027 Convertible Note	297,069	—
Principal payment on long term debt—2025 Convertible Notes	(386,519)	(78,240)
Purchase of treasury shares	(243,188)	(316,896)
Other financing activities	23,416	13,039
Net cash used in financing activities	(318,836)	(391,711)
Increase (decrease) in cash, cash equivalents, restricted cash and restricted cash equivalents	46,154	(218,468)
Cash, cash equivalents, restricted cash and restricted cash equivalents at beginning of period	879,205	1,097,673
Cash, cash equivalents, restricted cash and restricted cash equivalents at end of period	$925,359	$879,205

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

(Amounts in thousands, except per share data)

The following tables calculate the Company’s Adjusted Net Income, Adjusted EPS, Adjusted EBITDA, Adjusted EBIT, Adjusted EBIT Margin, Adjusted SG&A and Adjusted Effective Tax Rate, all of which are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

Adjusted Net Income is defined as net income, exclusive of the following items, if applicable: (i) net favorable lease costs; (ii) loss on extinguishment of debt; (iii) costs related to debt amendments; (iv) impairment charges; (v) amounts related to certain litigation matters; and (vi) other unusual or non-recurring expenses, losses, charges or gains, all of which are tax effected to arrive at Adjusted Net Income.

Adjusted EPS is defined as Adjusted Net Income divided by the diluted weighted average shares outstanding, as defined in the table below.

Adjusted EBITDA is defined as net income, exclusive of the following items, if applicable: (i) interest expense; (ii) interest income; (iii) loss on extinguishment of debt; (iv) costs related to debt amendments; (v) income tax expense; (vi) depreciation and amortization; (vii) net favorable lease costs; (viii) impairment charges; (ix) amounts related to certain litigation matters; and (x) other unusual or non-recurring expenses, losses, charges or gains.

Adjusted EBIT (or Adjusted Operating Income) is defined as net income, exclusive of the following items, if applicable: (i) interest expense; (ii) interest income; (iii) loss on extinguishment of debt; (iv) costs related to debt amendments; (v) income tax expense; (vi) impairment charges; (vii) net favorable lease costs; (viii) amounts related to certain litigation matters; and (ix) other unusual or non-recurring expenses, losses, charges or gains.

Adjusted EBIT Margin (or Adjusted Operating Margin) is defined as Adjusted EBIT divided by net sales.

Adjusted SG&A is defined as SG&A less product sourcing costs, favorable lease costs and amounts related to certain litigation matters.

Adjusted Effective Tax Rate is defined as the GAAP effective tax rate less the tax effect of the reconciling items to arrive at Adjusted Net Income (footnote (e) in the table below).

The Company presents Adjusted Net Income, Adjusted EPS, Adjusted EBITDA, Adjusted EBIT (or Adjusted Operating Income), Adjusted EBIT Margin (or Adjusted Operating Margin), Adjusted SG&A and Adjusted Effective Tax Rate because it believes they are useful supplemental measures in evaluating the performance of the Company’s business and provide greater transparency into the results of operations. In particular, the Company believes that excluding certain items that may vary substantially in frequency and magnitude from what the Company considers to be its core operating results are useful supplemental measures that assist in evaluating the Company’s ability to generate earnings and leverage sales, and to more readily compare core operating results between past and future periods.

The Company believes that these non-GAAP measures provide investors helpful information with respect to the Company’s operations and financial condition. Other companies in the retail industry may calculate these non-GAAP measures differently such that the Company’s calculation may not be directly comparable.

The following table shows the Company’s reconciliation of net income to Adjusted Net Income and Adjusted EPS for the periods indicated:

	(unaudited)
	(in thousands, except per share data)
	Three Months Ended		Fiscal Year Ended
	February 3,	January 28,	February 3,	January 28,
	2024	2023	2024	2023
	(14 Weeks)		(53 Weeks)

Reconciliation of net income to Adjusted Net Income:
Net income	$227,458	$185,200	$339,649	$230,123
Net favorable lease costs (a)	3,434	4,329	15,263	18,591
Loss on extinguishment of debt (b)	—	—	38,274	14,657
Costs related to debt amendments (c)	—	—	97	—
Impairment charges - long-lived assets	—	3,846	6,367	21,402
Litigation matters (d)	—	—	1,500	10,500
Tax effect (e)	4,790	364	(7,770)	(14,503)
Adjusted Net Income	$235,682	$193,739	$393,380	$280,770
Diluted weighted average shares outstanding (f)	64,425	65,385	64,917	65,901
Adjusted Earnings per Share	$3.66	$2.96	$6.06	$4.26

The following table shows the Company’s reconciliation of net income to Adjusted EBIT and Adjusted EBITDA for the periods indicated:

	(unaudited)
	(in thousands)
	Three Months Ended		Fiscal Year Ended
	February 3,	January 28,	February 3,	January 28,
	2024	2023	2024	2023
	(14 Weeks)		(53 Weeks)

Reconciliation of net income to Adjusted EBIT and Adjusted EBITDA:
Net income	$227,458	$185,200	$339,649	$230,123
Interest expense	19,829	19,020	78,399	66,474
Interest income	(9,733)	(4,557)	(24,633)	(8,799)
Net favorable lease costs (a)	3,434	4,329	15,263	18,591
Loss on extinguishment of debt (b)	—	—	38,274	14,657
Costs related to debt amendments (c)	—	—	97	—
Impairment charges - long-lived assets	—	3,846	6,367	21,402
Litigation matters (d)	—	—	1,500	10,500
Income tax expense	86,111	65,826	126,124	77,386
Adjusted EBIT	327,099	273,664	581,040	430,334
Depreciation and amortization	87,315	68,491	307,064	270,398
Adjusted EBITDA	$414,414	$342,155	$888,104	$700,732

The following table shows the Company’s reconciliation of SG&A to Adjusted SG&A for the periods indicated:

	(unaudited)
	(in thousands)
	Three Months Ended		Fiscal Year Ended
	February 3,	January 28,	February 3,	January 28,
	2024	2023	2024	2023
	(14 Weeks)		(53 Weeks)
Reconciliation of SG&A to Adjusted SG&A:
SG&A	$930,579	$784,599	$3,288,315	$2,877,356
Net favorable lease costs (a)	(3,434)	(4,329)	(15,263)	(18,591)
Product sourcing costs	(210,251)	(187,026)	(780,286)	(677,817)
Litigation matters (d)	—	—	(1,500)	(10,500)
Adjusted SG&A	$716,894	$593,244	$2,491,266	$2,170,448

The following table shows the reconciliation of the Company’s effective tax rates on a GAAP basis to the Adjusted Effective Tax Rates for the periods indicated:

	(unaudited)
	Three Months Ended		Fiscal Year Ended
	February 3,	January 28,	February 3,	January 28,
	2024	2023	2024	2023
Effective tax rate on a GAAP basis	27.5%	26.2%	27.1%	25.2%
Adjustments to arrive at Adjusted Effective Tax Rate (g)	(1.8)	(0.9)	(1.7)	(0.5)
Adjusted Effective Tax Rate	25.7%	25.3%	25.4%	24.7%

The following table shows the Company’s reconciliation of net income to Adjusted Net Income for the prior period Adjusted EPS amounts used in this press release for the periods indicated:

(unaudited)
(in thousands, except per share data)
Three Months Ended
April 29, 2023
Reconciliation of net income to Adjusted Net Income:
Net income	$32,748
Net favorable lease costs (a)	4,064
Loss on extinguishment of debt (b)	24,644
Impairment charges	844
Tax effect (e)	(7,302)
Adjusted Net Income	$54,998
Diluted weighted average shares outstanding (f)	65,291
Adjusted Earnings per Share	$0.84

(a) Net favorable lease costs represent the non-cash expense associated with favorable and unfavorable leases that were recorded as a result of purchase accounting related to the April 13, 2006 Bain Capital acquisition of Burlington Coat Factory Warehouse Corporation. These expenses are recorded in the line item “Selling, general and administrative expenses” in our Consolidated Statements of Income.

(b) Amounts relate to the partial repurchases of the 2.25% Convertible Senior Notes due 2025 (2025 Convertible Notes) in Fiscal 2023 and Fiscal 2022 and the exchange of a portion of the 2025 Convertible Notes in Fiscal 2023.

(c) Fiscal 2023 amount relates to the Term Loan Credit Agreement amendment in the second quarter of Fiscal 2023 changing one of the reference rates under the Term Loan Credit Agreement from the Adjusted LIBOR Rate to the Adjusted Term SOFR Rate.

(d) Represents amounts charged for certain litigation matters.

(e) Tax effect is calculated based on the effective tax rates (before discrete items) for the respective periods, adjusted for the tax effect for the impact of items (a) through (d).

(f) Diluted weighted average shares outstanding starts with basic shares outstanding and adds back any potentially dilutive securities outstanding during the period.

(g) Adjustments for items excluded from Adjusted Net Income. These items have been described in the table above reconciling GAAP net income to Adjusted Net Income.